UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 10, 2015

CONNECTURE, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-36778 (Commission File Number)	58-2488736 (I.R.S Employer Identification No.)

18500 West Corporate Drive, Suite 250

Brookfield, WI 53045

(Address of principal executive offices, including zip code)

(262) 432-8282

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Agreement.

On March 10, 2015, Connecture, Inc. (the “Company”) and its wholly-owned subsidiary, DestinationRx, Inc., entered into an Amendment No. 8 to Credit Agreement (the “Credit Facility Amendment”) with Wells Fargo Bank, National Association, as administrative agent for the lenders named therein, and an Amendment No. 7 to Second Lien Term Loan Agreement (the “THL Note Amendment”) with THL Corporate Finance, Inc., as administrative agent for the lenders named therein. The Credit Facility Amendment and the THL Note Amendment amended, respectively, the Company’s Credit Agreement, dated January 15, 2013, as amended, and the Company’s Second Lien Term Loan Agreement, dated March 18, 2013, as amended, to (i) increase the minimum liquidity covenant to $15.0 million and $13.5 million, respectively, and (ii) remove the monthly building EBITDA covenant and replace it with a quarterly building EBITDA covenant. The quarterly building EBITDA covenant sets forth specific levels of cumulative EBITDA, as defined in the respective agreements, on a quarterly basis through December 31, 2015, each to be measured on a trailing twelve month basis at the end of each quarter, with future covenant levels to be agreed upon by the respective parties.

The Credit Facility Amendment and the THL Note Amendment are filed as Exhibits 10.1 and 10.2, respectively, to this current report on Form 8-K and are incorporated herein by reference. The foregoing descriptions of the Credit Facility Amendment and the THL Note Amendment are a summary and are qualified in their entirety by the respective terms of the Credit Facility Amendment and the THL Note Amendment.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1	Amendment No. 8 to Credit Agreement, dated March 10, 2015, by and among Wells Fargo Bank, National Association, as administrative agent for the lenders named therein, the Company and DestinationRx, Inc.

10.2	Amendment No. 7 to Second Lien Term Loan Agreement, dated March 10, 2015, by and among THL Corporate Finance, Inc., as administrative agent for the lenders named therein, the Company and DestinationRx, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONNECTURE, INC.

Date: March 13, 2015	/s/ James P. Purko
James P. Purko
Chief Financial Officer